Exhibit 10.24

Heska Corporation

Management Incentive Plan Master Document

December 15, 2005

This Management Incentive Plan Master Document (“MIP”) is intended to provide incentives to the senior management of Heska Corporation (“Heska” or the “Company”) for the achievement of goals and objectives that are essential to the growth and continued success of the Company.  This MIP is to act as a master document for future plans and replaces in its entirety any and all previous Management Incentive Plans.  At the sole and absolute discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), Heska may adopt an annual plan for a given year (a “Plan Year”) by agreeing upon Category Percentages, a Plan Allocation, Key Parameters and a Payout Structure, as defined and discussed below.  For example, a plan effective January 1, 20xx and ending December 31, 20xx with given characteristics could be adopted by the Compensation Committee and would be referred to as the “20xx MIP”.  As described below, any and all payments made under the MIP (each an “MIP Payout”) must be funded by an Incentive Pool (defined below).

The MIP will include an “Incentive Target” (as defined below) for each eligible participant to be based on a percentage of the participant’s base salary earned during the year.  This calculation excludes commissions, bonuses, relocation payments or other forms of compensation not considered part of the participant’s base pay.  The percent of base salary used for determining the Incentive Target will determined by the category of position held by the participant (the “Category Percentages”).  The Compensation Committee shall agree upon the Category Percentages for each Plan Year.

Each participant’s Category Percentage will be multiplied by the individual’s actual earnings for each Plan Year while a participant of the plan.  This will result in an Incentive Target for each participant.  The Compensation Committee shall agree on a “Plan Allocation”, which may include parameters such as company, department or individual performance, for each Plan Year.  The Plan Allocation is to be used as a guideline in determining any MIP Payout to each participant in a given Plan Year, although the Chief Executive Officer (the “CEO”) or the Compensation Committee, as outlined below, shall maintain sole and absolute discretion in determining the appropriate MIP Payout for any participant.

For individuals becoming eligible for participation in the MIP after the beginning of a Plan Year, all MIP calculations shall be based on the amount of base pay earned while a plan participant.  Earnings prior to becoming a plan participant shall be excluded.

The MIP is built on the following components:

•                  “Key Parameters” to be determined by the Compensation Committee for each Plan Year which may consist of one or more items such as earnings per share, net income or revenue growth

•                  Self funding status

For each plan year, the Compensation Committee shall agree upon a “Payout Structure” based on the Key Parameters.  The Payout Structure shall fund an “Incentive Pool” based on performance in excess of agreed upon targets for the Key Parameters.  The Compensation Committee, in its sole and absolute discretion, may include or exclude items it considers to be extraordinary, unusual, or unanticipated in setting the targets for the Key Parameters for purposes of calculating the Incentive Pool.  A “Fully Funded Pool” shall be defined as an Incentive Pool equal to the sum of the Incentive Targets of all MIP participants.

While self funding status is an important and underlying principle of the MIP, executive management and the Compensation Committee recognize that the MIP may not actually be cash self funding under certain circumstances and it may not be wise to fully or partially fund the plan in cash under these or other circumstances.  Therefore, while the intent of the MIP is that the Incentive Pool will consist solely of cash, alternative forms of compensation may be used for part or all of the Incentive Pool at the sole and absolute discretion of the Compensation Committee.  For example, if the Compensation Committee determines it is not wise to fund the Incentive Pool in cash, it may fund the Incentive Pool in stock valued at the closing market value on a date determined by the Compensation Committee.

The Compensation Committee will determine any MIP Payout to the CEO.  Any individual MIP Payouts to other executive officers will generally be recommended to the Compensation Committee by the CEO, although the Compensation Committee will make the final determination of any individual MIP Payouts to executive officers other than the CEO.  Any individual MIP Payouts to other plan participants will be determined by the CEO.

All MIP Payouts earned shall be paid only after the Compensation Committee has reviewed management’s calculations of such MIP Payouts and ensured the Incentive Pool is large enough to cover all such MIP Payouts.  MIP Payouts shall be made as soon as reasonably possible following the first Form 10-K filing with the Securities and Exchange Commission by Heska after the end of a given Plan Year.

MIP participants are determined by the CEO and must remain active employees of Heska Corporation or one of its affiliates in a position which qualifies for MIP participation through the end of a given Plan Year in order to be eligible to earn any MIP Payouts.

In the case of a Change of Control.    If the Company experiences a Change in Control (as defined in Heska’s 1997 Stock Incentive Plan) during any Plan Year, the Plan Year Incentive Pool will be a Fully Funded Pool and any MIP Payouts will be prorated from the beginning of the Plan Year until the date of the Change of Control.  Payouts will occur at a time as close to the Change of Control as practical.

In the case of disability.  Time spent on Short Term Disability will count as active time in the plan.  Long Term Disability time will not count as active time.  Personal leave time will be considered by the Compensation Committee or its designee on a case by case basis.

In the case of death.  A prorated payment of any MIP Payout will be made to the employee’s designated beneficiary. The payment will be paid at the normal payment time of the MIP Payouts.

The Compensation Committee must approve partial payments or exceptions to any major provision of this plan.

Nothing in this document is to be construed as a contract of employment of a defined period of time or otherwise altering the status of employee as an at-will employee of the company.  Either party may elect to terminate the employment relationship at any time, without cause or advance notice.

Heska Corporation 2006 Management Incentive Plan

The following is intended to implement the Heska Corporation Management Incentive Plan Master Document for the year beginning on January 1, 2006 and ending on December 31, 2006 (the “2006 MIP”).  The Compensation Committee has agreed on the following for the 2006 MIP.

1) The Category Percentages for the 2006 MIP are as follows:

Chief Executive Officer	50.0% of base pay
Chief Financial Officer	35.0% of base pay
Vice Presidents	35.0% of base pay
Directors	25.0% of base pay

2) The Plan Allocation for the 2006 MIP is as follows:

75% on overall achievement of the company-wide financial objective and 25% on individual performance

3) The Key Parameters for the 2006 MIP is as follows:

Pre-MIP Net Income

4) The Payout Structure for the 2006 MIP is as follows:

The Payout Structure is designed so that after specific Pre-MIP Net Income target is achieved a Share Percentage is applied to the amount of Pre-MIP Net Income over a specific target.  There are pre-set Share Percentages associated with Pre-MIP Net Income targets. The result of this relationship creates a cumulative amount of funding.

The plan is designed to begin funding the Incentive Pool once $1.00 of Pre-MIP Net Income is achieved.

2006 MIP Table

Pre-MIP Net Income		MIP Funding by increment	Share Percentage	MIP Cumulative Funding	Post-MIP Net Income by increment	Post-MIP Cumulative Net Income
>$	3,000,001	—	0%	$1,500,000	Pre-MIP Net Income	>$	1,500,001
	$2,500,001 to $3,000,000	$250,000	50%	$1,500,000	$250,000		$1,500,000
	$2,000,001 to $2,500,000	$250,000	50%	$1,250,000	$250,000		$1,250,000
	$1,500,001 to $2,000,000	$250,000	50%	$1,000,000	$250,000		$1,000,000
	$1,000,001 to $1,500,000	$250,000	50%	$750,000	$250,000		$750,000
	$1 to $1,000,000	$500,000	50%	$500,000	$500,000		$500,000

Any MIP payment based on Pre-MIP Net Income over $3,000,000 will be at the sole and absolute discretion of the Compensation Committee.